As filed with the Securities and Exchange Commission on October 26, 2004.

Registration No. 333-104808

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AT&T WIRELESS SERVICES, INC.

AT&T WIRELESS CAPITAL TRUST I
AT&T WIRELESS CAPITAL TRUST II
AT&T WIRELESS CAPITAL TRUST III

(Exact name of registrants as specified in their charter)

Delaware — AT&T Wireless Services, Inc. Delaware — AT&T Wireless Capital Trust I Delaware — AT&T Wireless Capital Trust II Delaware — AT&T Wireless Capital Trust III	91-1379052 To be applied for To be applied for To be applied for

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7277 164th Avenue NE, Building 1
Redmond, Washington 98052
(425) 580-6000
(Address, including zip code, and telephone number,including area code, of registrant’s principal executive offices)

Gregory P. Landis
Executive Vice President and General Counsel
AT&T Wireless Services, Inc.
7277 164th Avenue NE, Building 1
Redmond, Washington 98052
(425) 580-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Eric DeJong
Perkins Coie LLP
1201 Third Avenue, 48th Floor
Seattle, Washington 98101
(206) 359-8000

DEREGISTRATION OF SECURITIES

     On April 29, 2003, AT&T Wireless Services, Inc. (the “Company”) and AT&T Wireless Capital Trust I, AT&T Wireless Capital Trust II and AT&T Wireless Capital Trust III (the “Trusts”) filed a registration statement on Form S-3 (File No. 333-104808) (the Registration Statement”) which registered, for issuance from time to time, $4 billion of Common Stock, par value $.01 per share, of the Company (the “Common Stock”), Rights to Purchase Preferred Stock of the Company, Preferred Stock, par value $.01 per share, of the Company, Convertible Preferred Stock, par value $.01 per share, of the Company, Debt Securities of the Company, Convertible Debt Securities of the Company, Warrants, Stock Purchase Contracts, Stock Purchase Units, Depositary Shares, Trust Preferred Securities of AT&T Wireless Capital Trust I, Trust Preferred Securities of AT&T Wireless Capital Trust II, Trust Preferred Securities of AT&T Wireless Capital Trust III and Guarantees of the Trust Preferred Securities of the Trusts by the Company (the “Securities”). The Registration Statement was declared effective by the Securities and Exchange Commission on June 23, 2003. No Securities were issued under the Registration Statement.

     The Company, Cingular Wireless Corporation, Cingular Wireless LLC (“Cingular”), Links I Corporation, SBC Communications Inc, and BellSouth Corporation entered into an Agreement and Plan of Merger dated as of February 17, 2004 (the “Merger Agreement”), pursuant to which, among other things, Links I Corporation, a wholly owned subsidiary of Cingular, would be merged with and into the Company, the Company would become a wholly owned subsidiary of Cingular and all outstanding shares of the Company’s Common Stock (and associated Rights to Purchase Preferred Stock) would be converted into the right to receive $15.00 in cash and each share of the Company’s Series C Preferred Stock and Series E Preferred Stock would be converted in the right to receive an amount of cash equal to its then applicable liquidation preference (these actions are collectively referred to as the “Merger”).

     On May 19, 2004, the Company held a special meeting of stockholders at which the stockholders approved and adopted the Merger Agreement and the transactions contemplated thereby and approved the Merger.

     The Merger will become effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. In anticipation of the closing of the Merger, the Company has terminated all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all Securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 26th day of October 2004.

AT&T Wireless Services, Inc.

By:	/s/ John D. Zeglis

Name: Title:	John D. Zeglis Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title
/s/ John D. Zeglis John D. Zeglis	Chairman of the Board and Chief Executive Officer and President (Principal Executive Officer)

/s/ Joseph McCabe, Jr. Joseph McCabe, Jr.	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Walter Y. Elisha* Walter Y. Elisha	Director

/s/ Donald V. Fites* Donald V. Fites	Director

/s/ Ralph S. Larsen* Ralph S. Larsen	Director

Signature	Title
/s/ John W. Madigan* John W. Madigan	Director
/s/ Nobuharu Ono* Nobuharu Ono	Director
Koichi Nishimura	Director
/s/ A. Barry Rand* A. Barry Rand	Director
/s/ Carolyn M. Ticknor* Carolyn M. Ticknor	Director

* By	/s/ John D. Zeglis John D. Zeglis Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, AT&T Wireless Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 26th day of October 2004.

AT&T Wireless Capital Trust I

By:	/s/ Errol Harris

Name: Title:	Errol Harris Trustee

By:	/s/ Phil Sisneros

Name: Title:	Phil Sisneros Trustee

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, AT&T Wireless Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 26th day of October 2004.

AT&T Wireless Capital Trust II

By:	/s/ Errol Harris

Name: Title:	Errol Harris Trustee

By:	/s/ Phil Sisneros

Name: Title:	Phil Sisneros Trustee

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, AT&T Wireless Capital Trust III certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 26th day of October 2004.

AT&T Wireless Capital Trust II

By:	/s/ Errol Harris

Name: Title:	Errol Harris Trustee

By:	/s/ Phil Sisneros

Name: Title:	Phil Sisneros Trustee